Exhibit 4.2

EXECUTION COPY

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE COMPANY AT ITS OPTION RECEIVES AN OPINION OF COUNSEL OF THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND UNLESS, WHERE APPLICABLE, HAS RECEIVED THE PRIOR APPROVAL OF THE CAYMAN ISLANDS MONETARY AUTHORITY.

IN ADDITION, THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS IN THE COMPANY’S ARTICLES OF ASSOCIATION AND PURSUANT TO A SHAREHOLDERS’ AGREEMENT DATED AS OF AUGUST 11, 2004 AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S SHAREHOLDERS. A COPY OF SUCH ARTICLES OF ASSOCIATION AND SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

OWNERSHIP OF OPTIONS BY UNITED STATES PERSONS (AS DEFINED IN SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) MAY SUBJECT SUCH PERSONS TO SIGNIFICANT ADVERSE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES, INCLUDING ADVERSE CONSEQUENCES ARISING UNDER THE UNITED STATES PASSIVE FOREIGN INVESTMENT COMPANY RULES. UNITED STATES PERSONS THAT OWN OPTIONS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH OWNERSHIP OF THE OPTIONS.

GREENLIGHT CAPITAL RE, LTD.

SHARE PURCHASE OPTION

Certificate No.: W-1	Date: August 11, 2004

FOR VALUE RECEIVED, GREENLIGHT CAPITAL RE, LTD., a company organized under the laws of the Cayman Islands with limited liability (the “Company”), hereby grants to First International Capital Holdings, Ltd. (“FIC”) (the “Option Holder”) this option certificate (this “Option”) to purchase, in accordance with the terms set forth herein, FOUR HUNDRED THOUSAND (400,000) shares of the Company’s Class A Ordinary Shares, initially having a par value of US$0.10 per share (the “Class A Ordinary Shares”), at a price per share equal to US$10.00 as adjusted from time to time pursuant to Section 2 hereof (the “Exercise Price”) but at no time shall the Exercise Price be less than the then current par value of any share to be issued pursuant hereto.

This Option is issued pursuant to that certain letter agreement, dated as of August 5, 2002 (the “Letter Agreement”), between Greenlight Capital, Inc., the sponsor of the Company (“Greenlight Capital”) and First International Securities, Ltd. (“FIS”). Greenlight Capital assigned all of its rights, title and interests under the first paragraph of the section of the letter entitled “FIS’ Incentive Compensation” to the Company as of the date hereof. FIS assigned all of its rights, title and interest under the Letter Agreement to FIC on June 30, 2003. Each capitalized term used in this Option but not otherwise defined herein has the meaning given to such term in the Letter Agreement.

This Option is subject to the following provisions:

Section 1. Option Terms.

(a) This Option is for the purchase of FOUR HUNDRED THOUSAND (400,000) Class A Ordinary Shares at the Exercise Price, as such price may be adjusted from time to time under the terms hereof.

(b) This Option shall expire at 5:00 p.m. Cayman Islands time, on the tenth anniversary of the date that this Option is exercisable (the “Expiration Date”).

Section 2. Anti-dilution Provisions. In order to prevent dilution of the purchase rights granted under Section 1 hereof, the Exercise Price shall be subject to adjustment from time to time pursuant to this Section 2.

(a) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price, the following shall be applicable:

(i) Subdivision or Combination of Ordinary Shares. If the Company, at any time while this Option is outstanding (a) shall pay a stock or bonus share dividend on its Class A Ordinary Shares or Class B Ordinary Shares, par value $0.10 per share (the “Class B Ordinary Shares” and, collectively with the Class A Ordinary Shares, the “Ordinary Shares”), (b) subdivide the class of Ordinary Shares into a larger number of shares or (c) combine the Ordinary Shares into a smaller number of shares then (i) the Exercise Price thereafter shall be determined by multiplying the Exercise Price by a fraction the numerator of which shall be the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding before such event and the denominator of which shall be the number of Ordinary Shares issued and outstanding after such event and (ii) the number of Ordinary Shares issuable upon exercise of the Option shall be multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding after such event and the denominator of which shall be the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding before such event. Any adjustment made pursuant to this Section 2(a)(1) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) Amalgamation, Reorganization, Reclassification, Consolidation, Merger or Sale. Any amalgamation, recapitalization, reorganization, reclassification, consolidation, scheme, arrangement, merger of the Company or sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or assets with respect to or in exchange for Ordinary Shares is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provisions to insure that the Option Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) Class A Ordinary Shares immediately theretofore acquirable and receivable upon the exercise of this Option, such shares, securities or assets as such Option Holder would have received in connection with such Organic Change if such Option Holder had exercised this Option immediately prior to such Organic Change. In each such Organic Change, the Company shall also make appropriate provisions to insure that the provisions of this Section 2 shall thereafter be applicable to this Option (including, in the case of any such amalgamation, consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company) and that there is an immediate adjustment of the Exercise Price to the value for the Class A Ordinary Shares reflected by the terms of such amalgamation, consolidation, merger or sale, and a corresponding immediate adjustment in the number of Class A Ordinary Shares acquirable and receivable upon exercise of this Option, if the value so reflected is less than the Exercise Price in effect immediately prior to such amalgamation, consolidation, merger or sale. Prior to the consummation of any such consolidation, merger or sale, the Company shall use its reasonable efforts to cause the successor entity (if other than the Company resulting from amalgamation, consolidation, merger or sale) or the entity purchasing such assets to assume, by written instrument, the obligation to deliver to each such Option Holder such shares, securities or assets as, in accordance with the foregoing provisions, the Option Holder may be entitled to acquire; provided, however that any such assumption shall not relieve the Company of its obligations hereunder.

(b) Notices. Immediately upon any adjustment of the Exercise Price, the Company shall give, or cause to be given, written notice thereof to the Option Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. The Company shall give, or cause to be given, written notice to the Option Holder at least five (5) business days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Ordinary Shares, (ii) with respect to any pro rata subscription offer to holders of Ordinary Shares or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Company shall also give, or cause to be given, written notice to the Option Holder at least five (5) business days prior to the date on which any Organic Change shall take place

Section 3. Exercise of Option.

(a) Exercise Procedure: The Option Holder may exercise any portion of this Option at any time and from time to time, commencing after the date hereof until 5:00 p.m. Cayman Islands time, on the Expiration Date by surrendering at the registered office of the Company this Option and a completed Exercise Agreement (substantially in the form of Exhibit A attached hereto) and by paying the Exercise Price in one of the following manners:

(i) Cash Exercise. The Option Holder shall deliver immediately available funds or a cashiers check payable to the Company; or

(ii) Cashless Exercise. After the date of issuance of this Option, if all of the Class A Ordinary Shares underlying this Option (the “Option Shares”) are registered pursuant to an effective registration statement and the provisions of the Companies Law (2003 Revision) as from time to time amended or replaced (the “Companies Law”) may be satisfied by the Company, the Option Holder shall have the right to surrender this Option to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Option Holder the number of Option Shares determined as follows:

X = Y (A-B)/A

Where:

X = the number of Option Shares to be issued to the Option Holder

Y = the number of Option Shares with respect to which this Option is being exercised

A = the average of the per share Market Price of the Ordinary Shares for the five (5) trading days immediately prior to (but not including) the date of exercise (but not less than the then par value of the Ordinary Shares)

B = the Exercise Price

For purposes of Rule 144 promulgated under the United States Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Option Shares issued in a cashless exercise transaction shall be deemed to have been acquired and paid the full purchase price therefor by the Option Holder, and the holding period for the Option Shares shall be deemed to have been commenced on the issue date to the extent permitted by Rule 144. The consideration to the Company for the issue of the Option Shares shall be the surrender of the Option and the rights of the Option Holder hereunder.

For purposes hereof, “Market Price” means on any particular date (i) the closing bid price per Class A Ordinary Share on such date on the national securities exchange or automated quotation system on which the Class A Ordinary Shares are then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Class A Ordinary Shares are not listed then on a national securities exchange or automated quotation system, the closing bid price for each Ordinary Share in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date.

(b) Certificates for the Class A Ordinary Shares acquired through exercise of this Option shall be delivered by the Company to the Option Holder within five (5) business days after (i) notice of request for such certificates by the Option Holder, (ii) receipt by the Company of the items required by Section 3(a) for the respective method or methods of exercise, and (iii) where applicable, compliance with any required approval under the Companies Law (and the Company shall use reasonable efforts to assist in obtaining any required approval of the Cayman Islands Monetary Authority as promptly as practicable). Upon a partial exercise of this Option, unless this Option has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Option, substantially identical hereto, representing the rights formerly represented by this Option which have not expired or been exercised and shall, within such five-day period, deliver such new Option to such Option Holder.

(c) The Class A Ordinary Shares issuable upon exercise of this Option shall be deemed to have been issued to the Option Holder on the date by which the Company receives the completed Exercise Agreement and payment of the Exercise Price, if any, and the register of members of the Company has recorded such issue of shares and, where applicable, has received any required approval under the Companies Law and the Option Holder shall be deemed for all purposes to have become the record holder of such Class A Ordinary Shares on such date.

(d) The issuance of certificates for the Class A Ordinary Shares issuable upon exercise of this Option shall be made without charge to the Option Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of the Class A Ordinary Shares.

(e) The Company shall at all times reserve and keep available authorized but unissued Class A Ordinary Shares, solely for the purpose of issuance upon exercise of this Option, such number of Class A Ordinary Shares as are issuable upon exercise of this Option. All Class A Ordinary

Shares shall, when issued, be duly and validly issued, fully paid and nonassessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges. The Company shall take such actions as may be necessary to assure that the Class A Ordinary Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which their shares may be listed (except for official notice of issuance which shall be -immediately delivered by the Company upon each such issuance).

Section 4. Option Not Transferable.

(a) Except as permitted by Section 4(b), this Option is not transferable by the Option Holder.

(b) The restrictions set forth in 4(a) above shall not apply to any transfer by the holder of this Option to any Person approved by the Board of Directors of the Company in its sole and reasonable discretion; provided that prior to such transfer, each proposed transferee (i) delivers a written notice to the Company, which notice shall disclose in reasonable detail the identity of such transferee, (ii) delivers an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities and tax matters and that such transfer would not likely cause adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of its shareholders and (iii) executes that certain Shareholders’ Agreement dated as of August 11, 2004 by and among the Company and each of the other signatories to the Shareholders’ Agreement. “Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.

Section 5. Option Exchangeable for Different Denominations. This Option is exchangeable, upon the surrender hereof by the Option Holder at the registered office of the Company, for new options in different denominations, substantially identical hereto, representing in the aggregate the rights formerly represented by this Option, and each of such new options shall represent such portion of such rights as is designated by the Option Holder at the time of such surrender. The date the Company initially issues this Option shall be the date of issuance of such new options regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Option shall be issued.

Section 6. Replacement; Taxes. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Option Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Option, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if such Option Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate, substantially identical hereto, representing the rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution, and delivery of options pursuant to Sections 4, 5 and 6.

Section 7. Successors and Assigns. This instrument is intended to bind and inure to the benefit of and be enforceable by the Option Holder and its respective heirs, executors, administrators and successors.

Section 8. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Option may be amended only if the Company has obtained the written consent of the Option Holder, which consent shall not be unreasonably withheld.

Section 9. Descriptive Headings. The descriptive headings of this Option are inserted for convenience only and do not constitute a part of this Option.

Section 10. Governing Law. This Option shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands. Each party, for the benefit of the other, hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the Cayman Islands for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Option and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 11. Complete Agreement; Severability. Except as otherwise expressly set forth herein, this Option and any other agreement or instrument executed by the parties and contemplated by the Letter Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In case any provision of this Option shall be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not in any way affect or impair any other provision of this Option.

Section 12. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

If to the Company:	Greenlight Capital Re, Ltd. HSBC Financial Services (Cayman) Limited 2nd Floor, Strathvale House, 90 North Church Street P.O. Box 1109GT Grand Cayman, Cayman Islands Attn: Tom Clark
In each case with a copy to:	Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 Attention: Kerry E. Berchem, Esq.
If to the Purchaser:	First International Capital Holdings, Ltd. c/o Caribbean Corporate Services Ltd. Omar Hodge Building Road Town Tortola, British Virgin Islands Attention: Joseph Taussig

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five business days after the date of deposit in the Cayman Islands or United States of America mail, if mailed by first-class certified air mail; when receipt is acknowledged by the recipient facsimile machine, if sent by facsimile; and one business day after being delivered via a next-day air courier.

IN WITNESS WHEREOF, the Company has caused this Option to be executed on a deed the date first written above.

GREENLIGHT CAPITAL RE, LTD.
By:	/s/ David Einhorn
Name: David Einhorn
Title: Director

Accepted and Agreed to: As of August 27, 2004
FIRST INTERNATIONAL CAPITAL HOLDINGS, LTD.
By:	/s/ Joseph F. Taussig
Name: Joseph F. Taussig
Title: President

EXHIBIT A

EXERCISE AGREEMENT

To:	GREENLIGHT CAPITAL RE, LTD.

1.  The undersigned hereby: (1) irrevocably elects to subscribe for and offers to purchase Class A Ordinary Shares of Greenlight Capital Re, Ltd., pursuant to Option No. W-1 heretofore issued to ______________ on __________, 2004; (2) encloses a payment of $ _________ for these shares at a price of $ ______ per share (as adjusted pursuant to the provisions of the Option); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below.

2.  The undersigned hereby: (1) irrevocably elects to exchange Option(s) to purchase _______ Class A Ordinary Shares of Greenlight Capital Re, Ltd., pursuant to Option No. W-1 heretofore issued to ____________ on ________, 2004; (2) encloses Option(s) as a payment of $___________ for these shares at a price of $____ per share (as adjusted pursuant to the provisions of the Option); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below.

Dated:	Signature
Address